October 20, 1999


McCarthy Grenache, Inc.
Las Vegas, Nevada


     I David E. Coffey C.P.A., have audited your financial statements as of September 30, 1999 which include cumulative figures since inception at December 19, 1997. I hereby consent to your use of those statements in your form 10-SB being filed with the Securities and Exchange Commission.


Sincerely,


/s/ DAVID COFFEY, CPA
David Coffey, C.P.A.